Exhibit 10.1

LIMITED LIABILITY COMPANY MEMBER SEPARATION

AND RELEASE AGREEMENT

This LIMITED LIABILITY COMPANY MEMBER SEPARATION AND RELEASE AGREEMENT ("Agreement") is made and entered into as of February 3, 2021 (the "Effective Date") by and between FreshRealm, LLC ("FreshRealm") and Calavo Growers, Inc. ("Calavo"), who may be referred to herein collectively as the "Parties" and each, a "Party".

RECITALS

WHEREAS, FreshRealm and Calavo are parties to that certain FreshRealm,  LLC Seventh Amended and Restated Limited Liability Company Agreement effective as of February 27, 2019 (the "LLC Agreement"), and Calavo is a limited liability company Member in FreshRealm.

WHEREAS, FreshRealm cunently has a total of Eleven Million Three Hundred and Eighty Eight Thousand Seven Hundred and Seventy-Six (11,388,776) limited liability company member units ("Units") issued and outstanding to its limited liability company Members, and Calavo currently owns Four Million Two Hundred Seven Thousand Three Hundred NinetySeven (4,207,397) Units (the "Calavo Units") in FreshRealm, representing Thirty-Six and Ninety-Four One Hundredths percent (36.94%) of the equity ownership interests ofFreshRealm;

WHEREAS, on August 10, 2018, FreshRealm and Calavo previously entered into that certain Senior Promissory Note, fully amended and restated on September 18, 2019, and as amended eleven (11) times in total and most recently amended on April 17, 2020 (collectively, the "Original Note"). As of the Effective Date, the total amount due under the Original Note is Thirty Four Million Seven Hundred Forty Four Thousand Five Hundred Twenty-One  Dollars and Sixty-Two Cents ($34,744,521.62) (the "Senior Loan Amount");

WHEREAS, FreshRealm and Calavo originally entered into that certain original Security Agreement dated August 10, 2018, which was fully restated and amended pursuant to that First Restated and Amended Security Agreement, effective September 18, 2019, as amended on October 8, 2019, and that ce1iain original Intellectual Prope1iy Security Agreement, dated August 10, 2018, which was fully restated and amended pursuant to that First Amended and Restated Intellectual Property Security Agreement, effective September 18, 2019, as amended on October 8, 2019, to provide for a first priority security interest in the assets and collateral of FreshRealm in favor of Calavo as an inducement for Calavo to loan ce1iain additional funds to FreshRealm under the Original Note.

WHEREAS, the Paiiies have made allegations against each other with respect to certain legal claims and disputes and desire to resolve and release such claims and disputes pursuant hereto, and such claims against FreshRealm are referred to as the "Calavo Claims"; and

WHEREAS, FreshRealm desires to have Calavo cease being a Member in FreshRealm, and Calavo desires to terminate its membership and ownership interest in FreshRealm.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants, agreements, promises, representations and releases contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.Definitions. In addition to any other terms defined in  this  Agreement,  the  following terms shall have the meanings set forth below, and all capitalized terms used and not otherwise defined herein shall have the definitions ascribed to them in the LLC Agreement:

"Affiliate":

When used with reference to a paiiicular Person (or entity) means any other Person (or entity) controlling, controlled by or under common control with such particular Person (or entity). For clarification and avoidance of doubt, Calavo is not considered an Affiliate of FreshRealm, and FreshRealm is not considered an Affiliate of Calavo.

"Amazon Agreement":

As of Januaiy 10, 2019, FreshRealm entered into that certain Addendum to Vendor Terms and Conditions and related Geographic Supplement (as an attachment thereto) (collectively, the "Amazon Agreement") with Amazon.com Services, Inc. and its affiliate Amazon Retail LLC (collectively, "Amazon") pursuant to which FreshRealm would prepare and provide ce1iain food products to Amazon.

"Calavo Released Parties":

Calavo and any current or former parents, subsidiaries, affiliated and related companies (excluding FreshRealm), partnerships and entities, their guardians, successors, assigns, heirs, executors and administrators, and any current or former owners, shareholders, officers, directors, partners, members, managers, consultants, attorneys, accountants, agents, representatives, and employees of Calavo.

FreshRealm Business

FreshRealm's business consisting of the sale, production and distribution of prepared fresh food to retail businesses (whether grocery, restaurant, fast-food or other retail businesses, but excluding distribution and/or sale directly to individual consumers).

"FreshRealm Released Paiiies":

FreshRealm and any current or former parents, subsidiaries, affiliated and related companies (excluding Calavo), partnerships and entities, their guardians, successors, assigns, heirs, executors and administrators, and any current or former owners, shareholders, officers, directors, partners, members, managers, consultants, attorneys, accountants, agents, representatives, and employees of FreshRealm.

"IP Security Agreement":

The First Amended and Restated Intellectual Property Security Agreement, effective as of September 18, 2019, by and between FreshRealm, as grantor, and Calavo, as secured party. As used herein, the term "IP Security Agreement" includes and incorporates all amendments thereto, including and through the Second Amendment, effective as of October 8, 2019.

"Member or Limited Liability Company Member":	As defined in the LLC Agreement.

"Original Note":

That certain Amended and Restated Senior Promissory Note dated August 10, 2018, under which Calavo, as secured party, agreed to loan funds to FreshRealm, as grantor, pursuant to the Security Agreement and IP Security Agreement, which Original Note has been amended eleven (11) times. As used herein, the term "Original Note" includes and incorporates all amendments thereto, including and through the Eleventh Amendment effective as of April 17, 2020.

"Security Agreement":

The First Restated and Amended Security Agreement, effective as of September 18, 2019, by and between FreshRealm, as grantor, and Calavo, as secured party. As used herein, the term "Security Agreement" includes and incorporates all amendments thereto, including and through the Second Amendment effective as of October 8, 2019.

"Success Event"

The first to occur of any of the following:

(i)  the sale or other transfer for consideration, in a single transaction or series of related transactions, of more than fifty percent (50%) of either: (i) FreshRealm's existing assets, or (ii) issued and outstanding Units, shares of stock or other ownership interests in FreshRealm (collectively, "Majority Sale") whether directly or indirectly through an Affiliate or otherwise (including, but not limited to, Impermanence, LLC, a Delaware limited liability company);

(ii)  the merger or consolidation of FreshRealm with another entity (collectively, "Consolidation");

(iii)  an initial public offering of Units, shares of stock or other equity or ownership interests in FreshRealm (collectively,

"Initial Public Offering"); or

(iv)  a private placement ("Private Placement") for the sale of new, previously unissued Units, shares of stock or other ownership interests by FreshRealm issued to private investors for purposes of raising capital financing for FreshRealm's working capital needs (and wherein such funds raised are not used for distribution or receipt to FreshRealm's previously existing Members), not involving a public offering, in a single transaction or series of related transactions, wherein at least sixty-seven percent (67%) of the amount of the capital raised pursuant to such Private Placement is from third party investor(s) who are not preexisting limited liability company Members in FreshRealm.

For purposes of clarification and avoidance of doubt, a Private Placement transaction wherein more than fifty percent (50%) of FreshRealm's previously unissued Units, shares of stock or other ownership interests in FreshRealm are sold and newly issued to third party investors who are not existing limited liability company Members in FreshRealm, such Private Placement transaction, for purposes of this Agreement. shall not be considered a Majority Sale,

"Success Valuation"

The fair market financial valuation of FreshRealm as a company and/or its Units (or other ownership or equity interests) at the time of a Success Event as mutually agreed upon by FreshRealm and Calavo, or in the event an agreement cannot be reached, as determined by a third-party appraiser mutually agreed upon by FreshRealm and Calavo, with FreshRealm and Calavo each to pay fifty percent (50%) of the fees of such appraiser.

"Units":	As referenced in the Recitals hereof and as further described in the LLC Agreement.

2.Consideration for Mutual Releases of the Parties. In consideration for  the mutual releases provided to each of the respective Parties hereto in connection with the settlement of any claims or disputes that exist or may exist between the Parties, and in consideration of the mutual covenants, agreements, promises, and representations in this Agreement, the Parties agree as follows:

2.1Amount for Calavo Claims. In contribution  towards  the settlement  of the Calavo Claims, FreshRealm shall pay to Calavo Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000) (the "Second Note Amount"), which shall be paid pursuant to the terms of that certain Secured Promissory Note (the "Second Note") by and between FreshRealm and Calavo of even date herewith, a copy of which is attached hereto as Exhibit A. The Second

Note and Second Note Amount owed by FreshRealm to Calavo shall be secured in all of the assets and collateral of FreshRealm as a first priority security interest to any third parties pursuant to that certain Third Amended and Restated Security Agreement of even date herewith (the "Amended and Restated Security Agreement"), a copy of which is attached hereto as Exhibit B, and pursuant to that certain Third Amended and Restated IP Security Agreement of even date herewith (the "Amended IP Security Agreement"), a copy of which  is  attached hereto as Exhibit C; however, the Second Note and the Second Note Amount shall be subordinated to any and all rights, obligations and payments due under that certain Amended and Restated Senior Secured Loan Agreement and Promissory Note of even date herewith ("Senior Amended Note"), a copy of which is attached hereto as Exhibit D, which amended and restated the Original Note in connection with this Agreement. The Amended and Restated Security Agreement and Amended IP Security Agreement are sometimes collectively referred to herein as the "Amended Security Agreements".

2.2Amendment to LLC  Agreement;  Restrictive  Covenants. Simultaneously in connection herewith and as of the Effective Date, the LLC Agreement has been amended and restated pursuant to that certain FreshRealm, LLC Eighth Amended and Restated Limited Liability Company Agreement of even date herewith ("Eighth Amended LLC Agreement"), a copy of which is attached hereto as Exhibit E, and as a result of the termination of Calavo's ownership and membership in FreshRealm pursuant hereto, Calavo's obligations and restrictions under the LLC Agreement have ceased in their entirety. As a result thereof, Calavo shall relinquish and permanently waive any right to appoint any members of FreshRealm's managing board of directors, and Calavo and/or Affiliates shall not be subject to any of the obligations and/or restrictive covenants stated in the LLC Agreement, including, but not limited to for avoidance of doubt, any restrictions on competition, solicitation of FreshRealm employees, use or disclosure of FreshRealm confidential information, and/or any other covenants or restrictions stated in Article 9 of the LLC Agreement. As a result, without limitation and for purposes of clarification, Calavo and/or its Affiliates shall be free, either directly or indirectly, to compete with any business conducted by FreshRealm and/or its Affiliates regardless of whether such business activity of FreshRealm and/or Affiliates should change in the future and regardless as to whether Calavo and/or its Affiliates should subsequently acquire any Units or again become a Member of FreshRealm. As of the Effective Date and at all times thereafter, Calavo shall be free to (i) render services or give advice to, or affiliate with (as employee, partner, consultant or otherwise), and (ii) directly or indirectly through one or more of any of its respective Affiliates, own, manage, operate, control or participate in the ownership, management, operation or control of, any Competitor or any division or business segment of any Competitor and otherwise  directly or indirectly compete in any manner with the business currently or in the future conducted by FreshRealm or any of its Affiliates, including, without limitation, by soliciting FreshRealm's employees, customers, and suppliers. Without limiting the generality of the preceding sentence, Sections 9.1, 9.2, 9.3, 9.4 and 9.5 (or their successor provisions) of the LLC Agreement shall have no applicability to, and shall not restrict, any of Calavo's current, past or future business activities. As described under Section 15.2 of the attached Eighth Amended LLC Agreement, Section 4.8(a) thereof, Article 14 thereof and the Sections therein, as well as Section 15.2 thereof (collectively, the "Calavo Sections"), shall not be amended or modified without the prior written consent of Calavo unless and until (a) the Loan Payoff Amount and (b) either the Success Based Payment or an Early Company  Sale (defined below) payment are paid to Calavo in accordance with this Agreement, as applicable. As of the Effective Date, Calavo has no duties or obligations whatsoever to FreshRealm and/or its Members pursuant to the Eighth Amended LLC Agreement; however, FreshRealm and the Members shall owe such duties and obligations to Calavo pursuant to the Calavo Sections therein and any other sections of such agreement benefitting Calavo as a third party beneficiary of such Eighth Amended LLC Agreement.

2.3FreshRealm Cold Storage Lease & Service Benefit. Calavo currently leases to FreshRealm refrigerated real property warehouse space on a month to month basis located at 1730 Eastridge Avenue, Riverside, CA 92507 (the "Riverside Facility") and at 4627 J P Hall Boulevard, Suite 204, Green 'Cove Springs, FL 32043  (the "Jacksonville  Facility"). Such agreements between FreshRealm and Calavo for the Riverside Facility and/or Jacksonville Facility are individually or collectively referred to herein as the Cold Storage Agreement(s), as applicable. Pursuant to the amended Cold Storage Agreements to be executed for each facility simultaneously in connection herewith commencing on the Effective Date, Calavo shall continue to lease and provide services to FreshRealm at the Riverside Facility and the Jacksonville Facility, wherein the terms of such agreements shall include, but not be limited to the following:

(a)The te1m and duration of the Cold Storage Agreement for each of the Riverside Facility and the Jacksonville Facility shall be for a period of twelve (12) months beginning December 1, 2020.

(b)In addition to the other costs and expenses that FreshRealm is responsible for under the Jacksonville Facility Cold Storage Agreement, pursuant to Section 4.(A) thereof, FreshRealm shall pay a base monthly rental rate of One Dollar and Sixty-Nine Cents ($1.69) per square foot for a total of Eighteen Thousand Seventy-One square feet (18,071), which currently equates to a base rental rate of Thirty Thousand Five Hundred and Forty Dollars ($30,540.00) per month. Except as provided in the amendment to the Jacksonville Facility Cold Storage Agreement, all other terms and conditions shall be the same as set forth in the cmTent Jacksonville Facility Cold Storage Agreement.

(c)In addition to the other costs and expenses that FreshRealm is responsible for under the Riverside Facility Cold Storage Agreement, pursuant to the amendment thereto executed as of the Effective Date, FreshRealm shall pay a base monthly rental rate of One Dollar and Sixty-Nine Cents ($1.69) per square foot for a total of Sixteen Thousand Nine Hundred Sixty Seven Thousand (16,967) square feet, which currently equates to a base rental rate of Twenty Eight Thousand Six Hundred Seventy Four Dollars and Twenty-Three Cents ($28,674.23) per month. Except as provided in the amendment to the Riverside Facility  Cold Stage Agreement, all other terms and conditions shall be the same as set forth in the current Riverside Facility Cold Storage Agreement.

(d)FreshRealm shall have the right to vacate, without penalty, the Jacksonville Facility and/or the Riverside Facility at any time prior to the expiration of the twelve-month (12-month) term upon thirty (30) calendar days' prior written notice to Calavo and upon payment to Calavo of all accrued, but unpaid, rent due with respect to such Jacksonville and/or Riverside Facility up to the date that FreshRealm vacates such facility or facilities.

2.4Surrender of Calavo Units and Assignment. Calavo hereby surrenders, transfers, assigns and conveys all right, title and interest in and to the Calavo Units to FreshRealm. As a result of such surrender of the Calavo Units, Calavo shall cease being a limited liability company Member of FreshRealm as of the Effective Date, subject to the terms hereof.

3.Loan Payoff; Satisfaction of Senior Loan Amount; Success Based Payment.

3.1Loan Payoff and Satisfaction. In the event FreshRealm pays to Calavo, in one lump sum payment, the total amount of Six Million Dollars ($6,000,000) (the "Loan Payoff Amount") on or before March 31, 2022 (the "Loan Payoff Period"), as a payment towards the Senior Loan Amount, then the: (i) Senior Loan Amount pursuant to the Senior Amended Note, (ii) the Second Note Amount pursuant to the Second Note (collectively (i) and (ii) note amounts referred to herein as the "FreshRealm Loan Amounts"), and (iii) accompanying Amended Security Agreements shall be deemed satisfied and paid in full by FreshRealm, and FreshRealm shall owe no futiher amounts due to Calavo pursuant to the FreshRealm Loan Amounts, and (a) Calavo shall surrender the Calavo Warrant and Calavo Escrow Units to FreshRealm and (b) Calavo shall have no fuliher right, title or interest relating to the Calavo Warrant or the Calavo Escrow Units. The Loan Payoff Amount shall be paid by FreshRealm to Calavo in immediately transferrable funds via wire transfer. In the event the Loan Payoff Amount is paid by FreshRealm to Calavo within the Loan Payoff Period, the Senior Amended Note, the Second Note and Amended Security Agreements shall be terminated by Calavo, and Calavo shall promptly terminate any security interest filings that it may have filed against the assets and collateral of FreshRealm. In addition to any and all other rights Calavo may have pursuant to this Agreement, at law, in equity or otherwise, in the event FreshRealm fails to pay the Loan Payoff Amount prior to expiration of the Loan Payoff Period, the FreshRealm Loan Amounts (and all interest accrued thereon) including, but not limited to, the Senior Loan Amount, the Senior Amended Note, the Second Note, the Amended Security Agreement, and the Amended IP Security Agreement shall remain in full force and effect, and Calavo shall continue to be entitled to all rights thereunder.

3.2	Success Based Payment and Early Company Sale.

(a)In the event: (a) FreshRealm pays to Calavo the Loan Payoff Amount within the Loan Payoff Period, and (b) FreshRealm has undergone a Success Event (whenever such Success Event occurs), FreshRealm agrees to pay Calavo an amount equal to the following (each referred to herein as a "Success Based Payment") in accordance with and subject to the following schedule and terms ("Success Payment Schedule"), unless such Success Based Payment has been paid to Calavo by a third party in place of FreshRealm (as described in Section 3.2(c) below) in the event of a Consolidation or Majority Sale:

(i)FreshRealm shall pay to Calavo the total sum of Ten Million Dollars ($10,000,000.00) prior and in preference to the distribution of any assets, funds, or consideration to: (i) any holders of Units or other equity securities of FreshRealm, or (ii) any lenders, debt holders or creditors of FreshRealm (but excluding, in each case, payments as pali of routine operations, such as payroll) upon the closing of a Success Event if the Success Valuation of FreshRealm at the time of the Success Event, is equal to or greater than One Hundred Million Dollars ($100,000,000.00), but less than Two Hundred Thirty Million Dollars ($230,000,000).

(ii)FreshRealm shall pay to Calavo the total sum of Twenty Million Dollars ($20,000,000.00) prior and in preference to the distribution of any assets, funds, or consideration to: (i) any holders of Units or other equity securities of FreshRealm, or (ii) any lenders, debt holders or creditors of FreshRealm (but excluding, in each case, payments as part of routine operations, such as payroll) upon the closing of a Success Event if the Success Valuation of FreshRealm at the time of the Success Event, is equal to or greater than Two Hundred Thirty Million Dollars ($230,000,000.00), but less than Three Hundred Eighty Million Dollars ($380,000,000).

(iii)FreshRealm shall pay to Calavo the total sum of Thirty-Four Million Dollars ($34,000,000.00) prior and in preference to the distribution of any assets, funds, or consideration to: (i) any holders of Units or other equity securities of FreshRealm, or (ii) any lenders, debt holders or creditors of FreshRealm (but excluding, in each case, payments as part of routine operations, such as payroll) upon the closing of a Success Event if the Success Valuation of FreshRealm at the time of the Success Event, is equal to or greater than Three Hundred Eighty Million Dollars ($380,000,000.00).

(b)Notwithstanding anything else stated herein, in the event FreshRealm has undergone a Success Event subject to a Success Valuation described in the above Success Payment Schedule of Section 3.2(a) hereof prior to the expiration of the Loan Payoff Period, but the Loan Payoff Amount has not been paid, FreshRealm agrees to pay to Calavo: (i) the Loan Payoff Amount; plus (ii) the applicable Success Based Payment in accordance with the above Success Payment Schedule; provided, however, that for this subsection 3.2(b), a Success Event prior to the expiration of the Loan Payoff Period shall exclude a Private Placement (regardless of whether more than fifty percent (50%) ofFreshRealm's newly issued Units, shares of stock or other ownership interests in FreshRealm are sold and issued to third party investors and who are not existing limited liability company Members in FreshRealm) where the total capital amount raised from such Private Placement is less than Thirty Five Million Dollars ($35,000,000).

(c)Except as otherwise provided in this Agreement, the full amount of any Success Based Payment or payment related to an Early Company Sale (defined below), shall be paid by FreshRealm via a transfer of immediately available funds to Calavo with payment instructions to be provided by Calavo and shall be made by FreshRealm on the closing date of the Success Event or Early Company Sale. Notwithstanding anything else stated in this Agreement, in the event the Success Event is an Initial Public Offering, the applicable Success Based Payment owed by FreshRealm to Calavo pursuant hereto shall be paid on or before nine (9) months (the "Nine Month Payment Date") from the date of such Initial Public Offering except in the event FreshRealm makes any payments prior to the  Nine Month Payment Date to: (i) any of FreshRealm's members of its board of directors, managers, officers, or Members (as defined in the LLC Agreement) holding at least a ten (10%) or more ownership interest in FreshRealm  (excluding  any  payments  that are ordinary  course of business  expenses,  such as salaries, expense reimbursements or the like); or (ii) to any debt holders, lenders or creditors of FreshRealm out of the ordinary course of business (collectively (i) and (ii), the "FreshRealm Payees") from the proceeds of such Initial Public Offering, in which case, subject only to any applicable statutory prohibitions, the applicable Success Based Payment owed to Calavo shall be paid by FreshRealm prior to the expiration of the Nine Month Payment Date on the first date any such payment(s) are made by FreshRealm to any such FreshRealm Payees. In the event FreshRealm is to undergo a Success Event, FreshRealm shall notify Calavo in writing of such Success Event and its principal terms (including, but not limited to, the purchase price, the purchaser, and the valuation of FreshRealm at that time related to such transaction) at least fifteen (15) days prior to the closing thereof. In the event such Success Event is a Consolidation or Majority Sale wherein FreshRealm and/or Members holding more than fifty percent (50%) of FreshRealm's Units, shares of stock or other ownership interests in FreshRealm (the "Majority Members") are to be sold to a third paiiy purchaser, and Calavo is due payment hereunder either as a Success Based Payment or pursuant to an Early Company Sale (as defined below) (both payments of which are collectively referred to herein as a "Trigger Payment"),  the amount owed to Calavo for such Trigger Payment shall be paid directly from the purchase proceeds of the Success Event provided by the purchaser at the closing thereof prior and in preference to any seller, and the Majority Members shall not exchange or sell their Units (or any other ownership interests) to the applicable purchaser unless and until Calavo has received its Trigger Payment pursuant to the applicable Success Event. Notwithstanding the foregoing, in the event a Trigger Payment that is owed to Calavo hereunder pursuant to a Consolidation or Majority Sale that it is contemplated to be directly paid by a third party purchaser to Calavo at the closing of the applicable transaction in place of FreshRealm, nothing shall relieve FreshRealm of its obligation to pay Calavo such Trigger Payment due until Calavo actually receives such Trigger Payment either from such third party purchaser or FreshRealm itself pursuant to its obligations hereunder.

(d)Notwithstanding anything else stated herein, in the event of a Success Event that would not be subject to payment by FreshRealm to Calavo for the Success Based Payment pursuant to the corresponding Success Payment Schedule, and the Loan Payoff Amount has not been paid within the Loan Payoff Period (regardless of the reason for nonpayment), then such Success Event shall still be subject to Calavo's rights and benefits with respect to any Senior Amended Note Success Event described under Section 8(e)(Additional Borrower Covenants) of the Senior Amended Note requiring the consent of Calavo for such transaction(s) and/or similar rights and restrictions stated under the Second Note requiring the consent of Calavo for such transaction(s), but excluding a Private Placement (regardless of whether more than fifty percent (50%) of FreshRealm's newly issued Units, shares of stock or other ownership interests in FreshRealm are sold and issued to third paiiy investors who are not existing limited liability company Members in FreshRealm).

(e)For avoidance of doubt and clarification, in the event the Loan Payoff Period has expired and the Loan Payoff Amount has not been paid by FreshRealm to Calavo, then upon any contemplated Success Event by FreshRealm (excluding any Private Placements), such contemplated Success Event shall still be subject to Calavo's rights and benefits with respect to any Senior Amended Note Success Event described under Section 8(e)(Additional Borrower Covenants) of the Senior Amended Note requiring the consent of Calavo for such transaction(s) and/or similar rights and restrictions stated under the Second Note.

(f)Upon the closing of an Early Company Sale (as further defined below) that is either a Majority Sale or Consolidation, but Calavo would not qualify to receive a payment pursuant to the terms of the Success Payment Schedule, then, regardless of whether the Loan Payoff Amount has been paid prior to or concurrent with the closing of such Early Company Sale, FreshRealm shall remit to Calavo (i) the Loan Payoff Amount (only if it has not already been paid), and (ii) an additional amount equal to twenty percent (20%) of the purchase price consideration received by and prior to FreshRealm (and/or its Affiliates) and/or any Unit or equity holders of FreshRealm (whether directly or indirectly through any Affiliates) in connection with such Early Company Sale excluding any compensation received by any officers of FreshRealm pursuant to any individual employment, independent contractor, or consulting agreements to be performed post-sale of FreshRealm for services to be provided to the purchaser and/or its Affiliate or related entities. In connection with the foregoing, for example and for clarification purposes only, if pursuant to the Early Company Sale, FreshRealm and/or its Members receive consideration in the amount of Ninety Million Dollars ($90,000,000), Calavo would receive the Loan Payoff Amount of Six Million Dollars $6,000,000 (if not already paid) plus Eighteen Million Dollars ($18,000,000) as a result of the Early Company Sale. As used herein, an "Early Company Sale" means: (i) either a Majority Sale or a Consolidation (but excluding a Private Placement regardless of whether more than fifty percent (50%) of FreshRealm's newly issued Units, shares of stock or other ownership interests in FreshRealm are sold and issued to third party investors who are not existing limited liability company Members in FreshRealm); (ii) that occurs within twelve (12) months from the Effective Date, but Calavo would not qualify to receive a payment pursuant to the terms of the Success Payment Schedule.

3.3	Failure to Pay the Loan Payoff Amount.

(a)Calavo Equity Right and Warrant. In addition  to  the  other  terms provided herein, in the event FreshRealm fails to pay Calavo the Loan Payoff Amount by the expiration of the Loan Payoff Period (i.e. on or before March 31, 2022), then pursuant to that certain Calavo WaITant Agreement (the "Calavo Warrant") of even date herewith, a copy of which is attached hereto as Exhibit F, the Calavo Escrow Units (defined below) shall  be effective and automatically issued to Calavo (referenced herein as, the "Calavo Equity Right") without further action by FreshRealm, unless Calavo exercises its option to reject such right. Within fifteen (15) calendar days thereafter, as set forth in the Calavo Warrant, FreshRealm shall deliver to Calavo, for execution, a joinder agreement to the FreshRealm's limited liability company agreement with substantially similar terms to the Eighth Amended LLC Agreement; however, as part of such joinder agreement, the terms will state that Calavo shall not be subject to any the restrictive covenants or obligations stated in such Eighth Amended LLC Agreement (or any amendments thereto), including, but not limited to, for avoidance of doubt,  any governing restrictions on competition by Calavo and/or its Affiliates with the business or future business of FreshRealm and/or its Affiliates, solicitation of FreshRealm employees, use or disclosure of FreshRealm confidential information, and/or any other covenants or restrictions stated in Article 9 of the LLC Agreement (or any amendments thereto); provided, however, that Calavo will be bound by restrictions relating to share transfers. As a result, without limitation and for purposes of clarification, in the event Calavo (and/or its Affiliates) becomes a Member of FreshRealm again pursuant to this Section, Calavo and/or its Affiliates shall be free, either directly or indirectly, to compete with any business conducted by FreshRealm and/or its

Affiliates regardless of whether such business activity of FreshRealm and/or its Affiliates should change in the future and regardless of Calavo becoming a Member again of FreshRealm.

(b)Calavo Escrow Units. For purposes of this Agreement, the "Calavo Escrow Units" consist of Four Million Two Hundred Seven Thousand Three Hundred Ninety-Seven (4,207,397) currently unissued Units in FreshRealm that are to be certificated and represented by that certain Certificate of Calavo Escrow Units, a copy of which is attached hereto as Exhibit G, to be executed by FreshRealm at Closing (defined below) and held in escrow by Calavo and to become immediately effective and issued without fmiher action by FreshRealm, pursuant to the Calavo Equity Right and the Calavo Warrant, in the event FreshRealm fails to pay the Loan Payoff Amount before the expiration of the Loan Payoff Period. If such Calavo Escrow Units are to be issued to Calavo for FreshRealm's failure to pay the Loan Payoff Amount, the number of such Calavo Escrow Units shall also be adjusted, as further described in the Calavo Warrant, to equitably account for any: (i) Company Success Event (as defined in the Calavo Warrant); (ii) reclassification of Units; (iii) subdivision, split or combination of Units; (iv) dividends or distributions; (v) Dilutive Issuances (as defined below); or (vi) similar transactions with respect to such Units, including but not limited to the issuance of any warrants, options, profits interests, convertible Units, Unit purchase rights or other Unit equivalents used to effectuate a similar transaction (collectively, "Unit Adjustments") that occurred after the Effective Date and prior to the issuance of the Calavo 'Escrow Units. In the event any necessary Unit Adjustments would result in any additional Units ("Additional Calavo Units") to be issued to Calavo in addition to the Calavo Escrow Units, then within fifteen (15) calendar days of the date the Calavo Escrow Units were triggered and issued to Calavo, then FreshRealm and/or its successor (if applicable) shall issue and deliver to Calavo such Additional Calavo Units. For purposes of this Agreement, "Dilutive Issuances" shall mean the issuance of Units (as defined in the LLC Agreement) at a price below Sixty Cents ($0.60) per Unit that occurred after the Effective Date and prior to the issuance of the Calavo Escrow Units, in which case, the Calavo Escrow Units shall be adjusted and increased for the issuance of Additional Calavo Units to equitably account for such Dilutive Issuances.

(c)Failure to Deliver the Additional Calavo Units. In the event FreshRealm fails to deliver the Additional Calavo Units by the applicable delivery date described herein, then FreshRealm shall pay to Calavo, in cash, as liquidated damages and not as a penalty, for each Unit being delivered, Fifty Dollars ($50) per business day (increasing to One Hundred Dollars ($100) per business day on the third business day and increasing to Two Hundred Dollars ($200) per business day on the sixth business day after such damages begin to accrue) for each business day after the applicable delivery date until such Units are delivered to Calavo. Nothing herein shall limit Calavo's right to pursue actual damages for the FreshRealm's failure to deliver the Additional Calavo Units within the period specified herein, and Calavo shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit Calavo from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

4.Mutual General Release; Individual Releases. In consideration of the mutual covenants, agreements, promises, and representations in this Agreement:

4.1FreshRealm Released Claims. Except as otherwise provided under Section 9 (Indemnification of the Parties), FreshRealm, for itself and its Affiliates, its successors and assigns, and any and all parties claiming through, on behalf of or derived from FreshRealm (including, but not limited to, all Members, directors, managers, officers or employees of FreshRealm), hereby releases, discharges and holds harmless the Calavo Released Parties from any and all known or unknown claims, causes of action, liabilities, suits, demands, losses, expenses, costs, obligations and damages, whether unforeseen, unanticipated, unsuspected or latent (even those claims which if known at the time of execution of this instrument may have materially affected this release) based on anything that happened or did not happen prior to the Effective date arising out of or in any way connected with any injury, damages, event, occunence, non-event or non-occurrence, including, but not limited to, those alleged in, related to, or referred to in this Agreement or in prior correspondence received by Calavo and/or its legal counsel from FreshRealm and/or its legal counsel (the "FreshRealm Released Claims"). For the avoidance of doubt, the FreshRealm Released Claims include, but are not limited to, any claims, known or unknown, relating to the LLC Agreement, Security Agreement, IP Security Agreement or the Original Note; any claims against Calavo for breach of any restrictive covenants in favor of FreshRealm, including, but not limited to, any claims by FreshRealm for any breach of any non-competition or employee non-solicitation covenants by Calavo; improper use or disclosure of any confidential or proprietary information or trade secrets of FreshRealm obtained by Calavo prior to the Effective Date; any other breach of contract, express or implied; breach of the covenant of good faith and fair dealing; breach of fiduciary duty; tortious interference; fraudulent inducement, misrepresentation, omission or any other tort of deception; claims against officers or directors; and claims by FreshRealm Members, including derivative claims. Notwithstanding the foregoing or anything else contained in this Agreement, the FreshRealm Released Claims do not include claims, causes of action, liabilities, suits, demands, losses, expenses, costs, obligations or damages unrelated to: (i) the relationship between Calavo and FreshRealm, or (ii) any dispute between Calavo and FreshRealm. Except as expressly provided in this Agreement, nothing contained in this section shall be construed to divest any individual or entity of any ownership interest it may hold in FreshRealm or Calavo.

4.2Calavo Released Claims. Except as otherwise provided under Section 9 (Indemnification of the Parties), Calavo, for itself and its Affiliates, its successors and assigns, and any and all parties claiming through, on behalf of or derived from Calavo (including, but not limited to, all shareholders, directors, officers or employees of Calavo), hereby releases, discharges and holds harmless the FreshRealm Released Parties from any and all known or unknown claims, causes of action, liabilities, suits, demands, losses, expenses, costs, obligations and damages, whether unforeseen, unanticipated, unsuspected or latent (even those claims which if known at the time of execution of this instrument may have materially affected this release) based on anything that happened or did not happen prior to the Effective Date arising out of or in any way connected with any injury, damages, event, occurrence, non-event or non-occurrence, including, but not limited to, those alleged in, related to, or referred to in this Agreement or in prior c01Tespondence received by FreshRealm and/or its legal counsel from Calavo and/or its legal counsel (the "Calavo Released Claims"). For the avoidance of doubt, the Calavo Released

Claims include, but are not limited to, any claims, known or unknown, relating to the LLC Agreement, Security Agreement, IP Security Agreement or the Original Note; any other breach of contract, express or implied; breach of the covenant of good faith and fair dealing; breach of fiduciary duty; tortious interference; fraudulent inducement, misrepresentation, omission or any other tort of deception; claims against officers or directors; and claims by Calavo shareholders, including derivative claims. Notwithstanding the foregoing or anything else contained in this Agreement, the Calavo Released Claims do not include claims, causes of action, liabilities, suits, demands, losses, expenses, costs, obligations or damages unrelated to: (i) the relationship between Calavo and FreshRealm, or (ii) any dispute between Calavo and FreshRealm. Except as expressly provided in this Agreement, nothing contained in this section shall be construed to divest any individual or entity of any ownership interest it may hold in FreshRealm or Calavo.

The Parties acknowledge and agree that pursuant to this Section and Agreement, they are each waiving and releasing any claims (whether the FreshRealm Released Claims or Calavo Released Claims) that they do not know or suspect to exist. With respect to the mutual releases granted in this Section and Agreement, each Party waives and relinquishes, to the extent it is applicable, all rights and benefits afforded by Section 1542 of the Civil Code of the State of California. Section 1542 of the Civil Code of the State of California reads as follows.

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

4.3Individual Releases. As additional consideration for the Patties entering into this Agreement, Calavo and ce1tain Members of FreshRealm have entered into that ce1tain Individual Release Agreement of even date herewith, a copy of which is attached hereto as Exhibit H.

5.	Confidential Information.

5.1Definition of Confidential Information. For purposes of this Agreement, the term "Confidential Information" means any information received by a Patty hereto ("Receiving Party") after the Effective Date that is not generally known outside of the disclosing Patty hereto and/or its Affiliates ("Disclosing Party") that is in written or tangible format and is known to the Receiving Party that such information is the confidential or secret information of the Disclosing Patty and such disclosed information is labeled in bold by the Disclosing Party as "Confidential Information" on the face of such Confidential Information and such Confidential Information is willingly accepted by the Receiving Party. This information shall include, but not be limited to, Disclosing Party's business, financial or marketing plans, research, development, purchases, accounting and financial information, press lists, marketing information, costs, profits, sales, products, services personnel, pricing policies, and other business information not readily available to the public.

5.2NonDisclosure and Nonuse of Confidential Information. While FreshRealm is using either the Riverside Facility or the Jacksonville Facility, Receiving Party may receive Confidential Information relating to the Disclosing Party. Receiving Party agrees that such Confidential Information is valuable to the Disclosing Party, and for a period of two (2) years from the Effective Date, unless Receiving Party otherwise obtains Disclosing Party's prior written consent, Receiving Party agrees that it will not use, exploit or disclose any such Confidential Information for its intentional commercial advantage and/or to profit its business in connection with a third party, except for in the case of Calavo, to perform its services provided to FreshRealm under the Riverside Facility and/or Jacksonville Facility Cold Storage Agreements referenced in this Agreement above and/or Calavo's obligations under the Amazon Agreement. All Confidential Information shall be protected by Receiving Party from disclosure to others with at least the same degree of care as that which is afforded Receiving Party's own Confidential Information, but in no event with less than reasonable care.

5.3Information Excluded From Confidential Information. For purposes of this Agreement, Confidential Information specifically shall not include the following:

(i)information that was in the Receiving Party's possession (and not obtained by unauthorized means) before receipt from the Disclosing Party;

(ii)information that is or becomes a matter of public knowledge through no fault or action of Receiving Party;

(iii)information that is rightfully received by Receiving Party from a third party without a breach of agreement or duty of confidentiality by such third party;

(iv)information that is independently developed by Receiving Party without use of the Confidential Information;

(v)any information that might be deemed the Confidential Information of FreshRealm pursuant to the definition provided in this Agreement received by Calavo as a result of its assistance and/or services provided, if required, in connection with or without FreshRealm under the Amazon Agreement;

(vi)any information that might otherwise be deemed the confidential or proprietary information or trade secrets of FreshRealm obtained by Calavo prior to the Effective Date; or

(vii)information that might be deemed the Confidential Information of FreshRealm pursuant to the definition provided in this Agreement, but that is provided to individuals or entities who are Members of FreshRealm and is provided to such individuals or entities in their capacity as a Member of FreshRealm, but who also may be directors, officers, employees, agents or representatives of Calavo, and such individuals may include, but not be limited to, for example, James Gibson (CEO of Calavo), Steven Hollister (a Calavo director), Kathleen Holmgren (a Calavo director) and Lecil Cole (a Calavo director).

5.4Disclosure Required by Law. If Receiving Party is required by law (including, without limitation, the federal securities laws and the rules and regulations thereunder) or by judicial or governmental proceeding to disclose certain Confidential Information of Disclosing Party, Receiving Party shall give Disclosing Party advance written notice of such requirement and shall provide reasonable assistance in limiting that certain or type of Confidential Information that is required to be disclosed, as well as, if possible, permit Disclosing Party the reasonable opportunity to seek an appropriate protective order or other remedy for the protection of such Confidential Information.

5.5Requirement to Disclose Under Securities Laws. Calavo may disclose the terms of this Agreement as necessary, in the opinion of its legal counsel, to fulfill any obligations pursuant to federal, state or local securities laws, and the rules and regulations thereunder, and the rules and regulations of The Nasdaq Stock Market. Without limiting the generality of the preceding sentence, Calavo is entitled to file a copy of this Agreement, including its exhibits, with the Securities and Exchange Commission on a Form 8-K or 10-Q report, with such filing subsequently to be incorporated by reference as an exhibit to Calavo's annual Form 10-K report, and Calavo is entitled to summarize the terms of this Agreement and its exhibits in Calavo's filings with the Securities and Exchange Commission, including, without limitation, its reports on Forms 8-K, 10-Q and 10-K.

5.6Public Comment. The Parties agree not to defame each other when making any public disclosure or announcement relating to the separation of the Parties' business relationship and the cessation of Calavo being a Member in FreshRealm; however, the disclosure of any factual information by one Party regarding the other Party shall not be considered defamation of such other Party for purposes hereof. As of the Effective Date, except  as otherwise provided in this Agreement, neither Party shall reference that they have a business relationship with the other and/or that they use the facilities of the other through press release, public announcement or otherwise (but permitting for disclosure in confidence to lenders, investors or potential investors, regulators, customers or other business partners with a reasonable need to know); however, Calavo may disclose publicly or otherwise that it is a lender to FreshRealm with respect to the Senior Loan Amount for as long as it is in place, or in the event Calavo becomes a limited liability company Member again of FreshRealm, in such instance, that Calavo is a Member in FreshRealm, and Calavo may make the disclosures described above in Section 5.5.

6.FreshRealm Amounts Outstanding. FreshRealm is currently in arrears on the following amounts listed below owed to Calavo and/or owed to third parties that affect ce1iain directors of FreshRealm's management board appointed by Calavo, collectively referred to herein as the "FreshRealm Amounts Outstanding". Before or simultaneously with the Closing, and as a condition precedent to the Closing, FreshRealm shall pay the following to Calavo and/or the applicable third party:

(i)Pay to Calavo any past due rent, fees and/or any and all other charges owed to Calavo or Affiliates pursuant to the Cold Storage Agreements or otherwise net of any claims or defenses of FreshRealm in the amount of $476,499 as of the Effective Date, plus February 2021 rent for the Riverside Facility in the amount of $28,674, and the Jacksonville Facility in the amount of $30,540 for a total amount of $535,713; and

(ii)Pay current to the applicable third  party  insurance  carrier the existing (or immediately prior policy if expired or terminated) Directors & Officer's liability insurance policy providing coverage for acts or omissions  of  the  directors appointed by Calavo currently sitting on FreshRealm's management board of directors, including Lecil Cole, Kathleen Holmgren and Steven Hollister (the "Calavo Appointed Directors") and provide a Certificate of Insurance to Calavo evidencing such policy,  as well as in addition to the foregoing, procure and pay for a "Side A - Differences  in Coverage" Directors & Officers liability runoff insurance policy (the "Side A D&O Policy"), with coverage limits of no less than three million dollars ($3,000,000) per occurrence, providing coverage for at least six (6) years after the Effective Date and their departure from the FreshRealm management board of directors for the Calavo Appointed Directors and provide a Certificate of Insurance to Calavo evidencing such policy.

7.	FreshRealm Agreement With Amazon.

7.1Continuation of Calavo Obligations. With respect to the Amazon Agreement, Calavo shall continue to perform its services, duties and obligations thereunder up until the Initial Term, as defined in such Amazon Agreement, but shall not be subject to any such obligations for any renewal periods or otherwise after the expiration of the Initial Term. At least One Hundred Eighty (180) days prior to the expiration of the Initial Term of the Amazon Agreement, FreshRealm shall give notice to Amazon (with a copy to Calavo) of its termination of the Amazon Agreement for purposes of terminating Calavo's obligations thereunder and as a party thereto. Under the Amazon Agreement and the current activities thereunder, FreshRealm shall not expand its scope of services to Amazon to include any additional geographic areas other than those that are currently being serviced by FreshRealm as of Effective Date, including Riverside County, California.

7.2Non-Exclusivity. FreshRealm acknowledges that Calavo either currently does and/or proposes to transact business with Amazon (and/or its Affiliates), and nothing in this Agreement or otherwise will prohibit Calavo from transacting any business or entering into any agreements with Amazon and/or its Affiliates in Calavo's sole discretion.

8.Information to be Provided by FreshRealm. FreshRealm agrees, as is commercially reasonably necessary, that it will cooperate and provide any information that Calavo legally needs to fulfill any reporting obligations it may have pursuant to federal, state or local securities laws applicable to Calavo's relationship as a Member in FreshRealm prior to and up until the Effective Date, including, without limitation, a copy of FreshRealm's audited financial statements if such financial statements are required to be filed by Calavo with the Securities and Exchange Commission.

9.Indemnification of the Parties.

9.1Mutual Indemnification. Notwithstanding anything else stated in this Agreement, each Party hereto (an "lndemnitor") shall indemnify, defend, reimburse, and hold harmless the other Party, its Affiliates, and their respective shareholders, Members, directors, officers, employees, agents or representatives (collectively, "Indemnitee") for and from any and  all claims, actions, suits, demands, costs, liabilities, losses, expenses,  or damages,  including,  but not limited to, reasonable attorneys' fees, (collectively, referred to herein as "Losses" or "Loss") that are brought or claimed by a third party against Indemnitee or are the result  of a claim  by  a  third party against Indemnitee (collectively, "Third Party Claim(s)"), whether such acts or omissions of Indemnitor took place prior to or after the Effective Date,  arising  out  of  and/or caused by:

(i)the fault, negligence, wrongful acts or misconduct of Indemnitor, its Affiliates, and/or their respective shareholders, Members, directors, officers, employees, agents or representatives, but with respect to Calavo, excluding any Third Party Claims or Losses against FreshRealm claiming that Calavo breached any terms, conditions.or restrictions pursuant to the LLC Agreement

(ii)any criminal, civil or government investigations; defense of criminal, civil or government charges; and/or criminal, civil or government damages, penalties, fees or costs levied on Indemnitee (collectively, "Government Investigations"), its Affiliates, and/or their respective shareholders, Members, directors, officers employees, agents or representatives that originated as the result of the act or omission of Indemnitor and/or its directors, officers, employees, agents or representatives;

(iii)the payment of the Loan Payoff Amount paid by FreshRealm to Calavo pursuant hereto or as a result of Calavo's receipt of proceeds pursuant to the Success Based Payment;

(iv)Calavo's assistance and/or services provided, ifrequired, in connection with or without FreshRealm under the Amazon Agreement; or

(v)the breach of this Agreement by Indemnitor, including but not limited to, any of Indemnitor' s representations or warranties provided herein.

9.2Limitation on Indemnification. Without limitation of anything else stated herein or by law, the foregoing indemnification by Indemnitor to Indemnitee shall not include: (i) that portion of any Losses caused by the fault, negligence, wrongful acts or misconduct of Indemnitee and/or of Indemnitee's directors, officers, employees, agents or representatives; (ii) in the event of a civil or criminal suit or proceeding, Indemnitee does not act in good faith and in a commercially reasonable manner; or (iii) the Indemnitee will or has received payment or reimbursement for such Losses from a third party, including, but not limited to, pursuant to an insurance policy. Indemnitee hereby agrees to reimburse and repay to Indemnitor all amounts advanced to Indemnitee in connection herewith if it is ultimately determined that Indemnitee is not entitled to indemnification hereunder.

9.3	Indemnification Procedure.

(a)Notice. Indemnitee shall, as a condition precedent to Indemnitee's right to be indemnified under this Agreement, give Indemnitor notice in writing within thirty (30) days of Indemnitee's notice of a Loss or any Third Party Claim; provided, however, that the failure to so provide notice to Indemnitor shall not relieve Indemnitor from any liability that it may have to Indemnitee hereunder unless Indemnitor' s ability to participate in the defense of such Loss was materially and adversely affected by such failure. In addition, the Parties hereto shall give each other such information and cooperation as it may reasonably require and as shall be within a Party's power and in accordance with the law.

(b)Participation. Except for as otherwise provided herein, Indemnitor shall be entitled to participate in the defense of a Third Party Claim against Indemnitee at Indemnitor's expense, and at its option will have the right, within thirty (30) days of receipt of written notice of such Third Party Claim, to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee; provided, however, that the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld, delayed or conditioned) unless the judgment or proposed settlement: (i) involves only the payment of money damages which are indemnifiable in full by such Indemnitor under this Agreement, (ii) includes an unconditional release of such Indemnitee with respect to such Third Party Claim and (iii) does not impose an injunction or other equitable relief upon the Indemnitee, in which case no consent will be required; provided further, that the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim (it being understood, however, that the Indemnitor shall control such defense and shall be liable solely for the costs and expenses of counsel of its choice reasonable satisfactory to the Indemnitee). If the Indemnitor assumes the defense of any Third Party Claim, then the Indemnitor shall not thereafter contest the Indemnitee's right to indemnification for the claims asse1ied therein. An Indemnitee shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld, delayed or conditioned). The Indemnitee will reasonably cooperate with the Indemnitor and its counsel in the review, investigation and defense of any such claim, and shall, during normal business hours, make available its personnel and provide such testimony and access to its books and records as is reasonably requested by the Indemnitor in connection therewith. Notwithstanding anything else provided herein, Indemnitor shall not be entitled to assume or conduct the defense of any Third Party Claim (without the prior written consent of the Indemnitee, in its sole discretion) if: (i) such claim relates to or arises in connection with any Government Investigations, (ii) such Third Party Claim seeks an injunction or equitable relief against any Indemnitee, (iii) the Indemnitor has failed or is failing to defend in good faith such Third Party Claim or (iv) such Third Party Claim involves a class action lawsuit.

9.4Survival. The rights and obligations of Indemnitor and Indemnitee hereunder regarding indemnification of the Parties shall continue indefinitely after the Effective Date.

9.5Nonexclusivity. For purposes of clarity and avoidance of doubt, the indemnification terms and procedure provided for in this Agreement shall not be an exclusive means of redress or remedy to Indemnitee and shall be in addition to any other rights or remedies to which Indemnitee may be entitled at law, in equity or otherwise.

10.	Tax Matters.

10.1Tax Return Filing and Audit Cooperation. Each of the Parties shall cooperate, to the extent reasonably requested by a Party, in connection with: (i) the preparation and filing of any tax returns (including, but not limited to, by providing tax work papers, schedules, analyses, and any other tax-related documents); and/or (ii) any audit, litigation, or other proceeding with respect to taxes, in each case, with respect to any tax matters involving periods prior to the Effective Date (collectively, the "Pre-Effective Date Tax Matters"). As to any Pre-Effective Date Tax Matters that have a material financial impact on Calavo, following the Effective Date, and except as required by law, neither FreshRealm, nor any of its Affiliates, will, without the prior written consent of Calavo (such consent not to be unreasonably withheld or delayed) (x) compromise or settle any claim, audit or similar proceeding with respect to taxes or any tax return of FreshRealm or (y) consent or agree to any material tax liability, or modify, amend, or restate any income or other material tax returns related to FreshRealm, in each case that could have a material financial impact on Calavo. FreshRealm will keep Calavo reasonably informed regarding the progress of any such matters, and will permit Calavo to participate in any such matters with counsel of Calavo's choosing at Calavo's sole expense

10.2Tax Treatment. Each of the Patiies agrees and intends that: (i) the Loan Payoff Amount is a payment with respect to the Senior Amended Note; (ii) that the Calavo Units are being surrendered for no consideration; (iii) as of the Effective Date, the value of the Calavo Units is zero dollars ($0), (iv) the Second Note is issued by FreshRealm to Calavo in settlement of the Calavo Claims, (v) in the event FreshRealm pays to Calavo the Loan Payoff Amount within the Loan Payoff Period, Calavo will be deemed to have surrendered its Senior Amended Note and Second Note as of the date on which the Loan Payoff Amount is received in exchange for the right to receive a Success Based Payment upon a Success Event in an exchange of debt for stock, as described in Section 108(e)(8) of the Internal Revenue Code, and (vi) the Calavo Escrow Units are unissued Units in FreshRealm and will only be issued in the event the Loan Payoff Amount is not paid by FreshRealm to Calavo (the foregoing is collectively referred to herein as the "Intended Tax Treatment"). The Parties will each file all of their respect tax returns consistent with the Intended Tax Treatment and will not take any action (or permit any of their respective Affiliates to take any action) contrary to the Intended Tax Treatment, except pursuant to a "determination" within the meaning of Code Section 1313(a).

11.	Representations and Warranties of the Parties.

11.1Representations and Warranties of FreshRealm.     FreshRealm represents and warrants to Calavo that:

(i)FreshRealm has the legal authority necessary for the execution, delivery and performance of all acts contemplated by this Agreement, and the execution and delivery of this Agreement (including its exhibits) and the performance of FreshRealm's obligations under this Agreement (including its exhibits) have been duly approved by FreshRealm's Board of Directors;

(ii)this Agreement, when executed and delivered by FreshRealm, shall constitute a valid and binding obligation of FreshRealm, enforceable in accordance with its terms;

(iii)the execution of this Agreement by FreshRealm will not conflict with or result in a breach or violation of any agreement or understanding to which FreshRealm is a party;

(iv)FreshRealm's current intention as of the Effective Date and for the foreseeable eighteen (18) months thereafter is to engage in the FreshRealm Business, and FreshRealm acknowledges that such engagement in the FreshRealm Business for such period of time is a material inducement for Calavo to enter into this Agreement;

(v)With the exception of discussions with the financial firms Paine-Schwarz and Craig-Hallum, from the period of April 1, 2020 through to the Effective Date, neither FreshRealm, nor any of its directors, officers, employees, agents or representatives, have entered into any discussions or negotiations of any kind with, nor provided any information to, any other third party with respect to a Success Event involving a Majority Sale, Consolidation, Initial Public Offering and/or the purchase or acquisition of FreshRealm by a third party, nor entered into a binding agreement or letter of intent with any third party relating to the purchase or acquisition ofFreshRealm; and

(vi)FreshRealm has paid current to the Calavo Appointed Directors any outstanding compensation owed by FreshRealm to such directors as of the Effective Date, including, but not limited to, the issuance and vesting of any options, profits interests or equity compensation owed to such directors pursuant to their respective agreements with FreshRealm.

11.2Representations and Warranties of Calavo.  Calavo represents and warrants to FreshRealm that:

(i)Calavo has the legal authority necessary for the execution, delivery and performance of all acts contemplated by this Agreement;

(ii)this Agreement, when executed and delivered by Calavo, shall constitute a valid and binding obligation of Calavo, enforceable in accordance with its terms; and

(iii)the execution of this Agreement by Calavo will not conflict with or result in a breach or violation of any agreement or understanding to which Calavo is a party.

12.Closing. The closing ("Closing") for the execution of this Agreement and the transactions contemplated hereby shall take place electronically by and between the respective legal counsels for the Parties on February 3, 2021 (the "Closing Date").

12.1Closing Deliveries of FreshRealm.     On or before the Closing Date, FreshRealm shall deliver to Calavo the following:

(i)          an executed copy of this Agreement;

(ii)         an executed copy of the Senior Amended Note;

(iii)        an executed copy of the Second Note;

(iv)        an executed copy of the Amended Security Agreement;

(v)         an executed copy of the Amended IP Security Agreement;

(vi)        an executed copy of the Calavo Warrant;

(vii)       an executed copy of the Eighth Amended LLC Agreement;

(viii)      an executed copy of the amended Jacksonville Cold Storage Agreement; Agreement;

(ix)        an executed copy of the amended Riverside Cold Storage

(x)         an executed Certificate of Calavo Escrow Units;

(xi)        payment of the FreshRealm Amounts Outstanding;

(xii)       A certificate of the Secretary (or equivalent officer other than the CEO) of FreshRealm certifying as to the resolutions of the managing board of directors of FreshRealm, duly adopted and in effect, which authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby by FreshRealm, as well as an executed copy of such board resolutions;

(xiii)      an executed Mutual Release Agreement among Calavo and certain Members of FreshRealm; and

(xiv)      a Certificate of Insurance for the purchased Side A D&O Policy for the benefit of the Calavo Appointed Directors.

12.2Closing Deliveries of Calavo.On or before the Closing Date, Calavo shall deliver to FreshRealm the following:

(i)an executed copy ohhis Agreement;

(ii)an executed copy of the Senior Amended Note;

(iii)an executed copy of the Second Note;

(iv)an executed copy of the Amended Security Agreement;

(v)an executed copy of the Amended IP Security Agreement;

(vi)an executed copy of the Calavo Warrant;

(vii)an executed copy of the Eighth Amended LLC Agreement;

(viii)an executed copy of the amended Jacksonville Cold Storage Agreement; Agreement;

(ix)       an executed copy of the amended Riverside Cold Storage

(x)        A certificate of the Secretary (or equivalent officer other than the CEO) of Calavo certifying as to the resolutions of the board of directors of Calavo, duly adopted and in effect, which authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby by Calavo, as well as an executed copy of such board resolutions; and

(xi)an executed Mutual Release Agreement among Calavo and certain Members of FreshRealm.

13.Jointly Drafted. Legal counsel for each of the respective Parties mutually contributed to this Agreement, helped prepare this Agreement and have had the opportunity to review and revise this Agreement. Any ambiguity in this Agreement shall not be construed against either Party as the drafter.

14.Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when: (a) personally delivered; (b) seven (7) calendar days after having been mailed by United States Priority Mail with tracking number; (c) two (2) calendar days following delivery by an overnight courier service properly addressed to the receiving party and confirmed as having been delivered by such overnight courier service; or (d) upon acknowledgment of receipt by the recipient of facsimile or electronic mail transmission following correct dispatch. All such notices, requests, demands and other communications shall be addressed to the respective Party at the following addresses, or at such other addresses as either party may designate or change by written notice to the other party in like manner as described in this Section:

Ifto FreshRealm, LLC:	Mr. Michael Lippold, CEO
FreshRealm, LLC
34 N Palm Street, Suite 100
Ventura, CA 93001
Email: michael@freshrealm.com

With a Copy To:	Mr. Avery Kotler, Esq.
(Which Shall Not Constitute Notice):	VGC LLP
34 N. Palm Street, Suite 100
Ventura, CA 93001
Email: avery@freshrealm.co

If to Calavo Growers, Inc.:	Mr. James Gibson, CEO
Calavo Growers, Inc.
1141A Cummings Road
Santa Paula, CA 93060
Email: jimg@calavo.com

With a Copy To:	Mr. Peter R. Hurm, Esq.
(Which Shall Not Constitute Notice):	TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, CA 90067
Email: phurm@troygould.com

15.Independent Judgment. The Parties acknowledge that they have entered into this Agreement voluntarily, without coercion, and based upon their own judgment, and not in reliance upon any representations or promises made by any other party other than those representations or promises contained in this Agreement, and that if any of the facts or matters upon which any party now relies in making this Agreement shall hereafter prove to be otherwise, this Agreement shall nevertheless remain in full force and effect. The Parties have had the opportunity to thoroughly discuss all aspects of their rights and this Agreement with their respective legal counsels, have carefully read and fully understand all of the provisions of the Agreement, have been given a reasonable period of time to consider signing this Agreement, have the capacity to enter into this Agreement, and are voluntarily signing this Agreement, free from fraud, duress, coercion, or mistake of fact.

16.Section Headings. The Section headings in this Agreement are included for convenience only, are not a part of this Agreement, and shall not be used in construing it.

17.Entire Agreement; Amendment. This Agreement, including, but not limited to, its recitals, represents the entire agreement of the Parties hereto with respect to the subject matter hereof, as well as the Senior Amended Note, the Second Note, Amended Security Agreement

and Amended IP Security Agreement, Calavo Warrant, Eighth Amended LLC Agreement, amended Jacksonville Cold Storage Agreement, and amended Riverside Cold Storage Agreement, superseding all prior agreements, understandings, discussions, negotiations and commitments of any kind.

18.Amendment. No waiver, amendment or modification of this Agreement, the Senior Amended Note, the Second Note, Amended Security Agreement and Amended IP Security Agreement, Calavo Warrant, Eighth Amended LLC Agreement, amended Jacksonville Cold Storage Agreement, and amended Riverside Cold Storage Agreement shall be effective unless in writing and signed by both Parties hereto.

19.Waiver. No waiver by a Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver of any term, condition or default of this Agreement shall be construed as a waiver of any other term, condition or default. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

20.Severability and Enforceability. In the event that any provision or any part of any provision of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part of this Agreement, and the Agreement shall remain valid and in full force and affect with the exception of such illegal, invalid or unenforceable provision. If any restriction or provision contained in this Agreement is deemed by an arbitrator or court of law to be an unenforceable restriction or provision on any Party hereto under the law, then such restriction or provision shall not be rendered void, but rather shall be deemed amended to apply to the maximum extent as such arbitrator or judge may determine is legally enforceable.

21.Incorporation of Recitals. The Recitals set fmih in this Agreement above are incorporated herein by this reference and made a part of this Agreement between the Parties.

22.No Assignments of Claims. The Parties, and each of them, warrant: (i) that no other person or entity has or had or can claim any interest in any of the claims or matters covered by this Agreement; (ii) that they, and each of them, have the sole right and exclusive authority to execute this Agreement; and (iii) that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claims or rights covered in this Agreement.

23.Assignment of this Agreement. The Agreement will be binding on and inure to the benefit of each of the Parties hereto, their successors and assigns. This Agreement  may not be assigned or transferred, in whole or in part, by either Party hereto without the prior written consent of the other Paiiy, any such assignment or transfer without consent will be void. Notwithstanding the foregoing, Calavo may assign this Agreement without FreshRealm's prior written consent by giving at least fifteen (15) days prior written notice to FreshRealm of such assignment, if the assignment is made to: (a) any legal entity (corporation, LLC or otherwise) which is a successor of Calavo either by merger or consolidation, (b) a purchaser of all or substantially all of Calavo' s assets, or (c) any legal entity (corporation, LLC or otherwise) which shall directly or indirectly control, be under the control of, or be under common control of Calavo.

24.Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pe1iaining to conflicts or choice of laws, of the State of California applicable to agreements made and to be performed wholly within the State of California.

25.Dispute Resolution. Any action, claim, complaint, suit or other proceeding (an "Action") instituted to remedy, prevent or obtain relief from a breach of this Agreement, or arising out of or in connection with this Agreement, or as to the meaning, effect, performance, enforcement or any other issue in connection with this Agreement, shall be brought in a federal or state court located in Los Angeles County, California. Each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate comis) in any such Action and hereby waives any objection to venue laid therein. The prevailing party in any such Action shall be entitled to recover its reasonable attorneys' fees and costs incurred in addition to any award of damages.

26.Further Assurances. Each Party hereto agrees that from time to time it will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable to carry out and effectuate the terms of this Agreement.

27.Injunctive Relief. Each Party acknowledges that a breach by a Party hereto of any of the provisions of this Agreement will cause the non-breaching Party great and irreparable harm and that the non-breaching Party shall be entitled to injunctive and other equitable relief to prevent a breach or threatened breach of any such provision, in addition to any other remedies the non-breaching Party may have, and that the provisions of this Agreement shall be specifically enforceable against the breaching Party in accordance with their terms.

28.Invalidated Payments. To the extent that Calavo receives or is deemed to have received any payment pursuant to this Agreement, the Senior Amended Note, or the Second Note that is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to FreshRealm, Unit holder, a trustee, receiver or any other party under any bankruptcy or insolvency law, common law, statute or for equitable cause, then, to the extent such payment is set aside, the obligation or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received or deemed received by Calavo.

29.Counterparts; Use of Facsimile Copies. This Agreement may be signed in one or more counterparts, each of which constitutes one and the same instrument, and shall be binding and enforceable as if all the Parties have executed the same copy hereof. The reproduction of signatures to this Agreement by means of a facsimile or e-mail scanning device shall be treated as though such reproductions are executed originals.

(Please Proceed to Next Page for Signatures)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

FRESHREALM, LLC

Michael R. Lippold, CEO

CALAVO GROWERS, INC.

James Gibson, CEO

(Signature Page to Limited Liability Company Separation and Release Agreement)

IN WITNESS WHEREOF, the Parties hel'eto have executed this Agreement as of the Effective Date.

FRESHREALM, LLC

Michael R. Lippold, CEO

CALAVO GROWERS, INC,

James Gibson, CEO

(Signature Page to Limited Liability Company Separation and Release Agreement)

EXHIBIT A

SECURED PROMISSORY NOTE

(Please See Attached Document)

EXHIBIT B

AMENDED AND RESTATED SECURITY AGREEMENT

(Please See Attached Document)

EXHIBIT C

AMENDED AND RESTATED IP SECURITY AGREEMENT

(Please See Attached Document)

EXHIBIT D

AMENDED AND RESTATED SENIOR SECURED LOAN AGREEMENT AND PROMISSORY NOTE

(Please See Attached Document)

EXHIBIT E

FRESHREALM, LLC EIGHTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

(Please See Attached Document)

EXHIBIT F

WARRANT AGREEMENT BETWEEN CALAVO GROWERS, INC. and FRESHREALM, LLC

(Please See Attached Document)

EXHIBIT G

CERTIFICATE OF CALAVO ESCROW UNITS

COPY OF UNISSUED CERTIFICATE OF UNITS IN FRESHREALM, LLC FOR THE BENEFIT OF CALAVO GROWERS, INC.

(Please See Attached Document)

EXHIBIT H

INDIVIDUAL RELEASE AGREEMENT BY AND BETWEEN CALAVO GROWERS, INC. AND CERTAIN MEMBERS OF FRESHREALM, LLC

(Please See Attached Document)